Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on September 12, 2018 (the “Effective Date”), by and among Citizens Business Bank, (“the Bank”) and CVB Financial Corp. (“CVB” and with the Bank hereinafter collectively referred to as “the Company”) on the one hand, and Christopher D. Myers (“Executive”) on the other hand, on the basis of the following.

WHEREAS, the Bank and CVB have employed Executive as the President and Chief Executive Officer of the Bank and CVB since August 1, 2006, and Bank and CVB previously entered into an employment agreement with Executive on February 4, 2014, which previous agreement is superseded by this Agreement in accordance with Section G.11 below; and

WHEREAS, the parties are willing to enter into this Agreement providing for the continuation of such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the sufficiency of which is acknowledged, the parties hereto covenant and agree as follows:

A.       TERM OF EMPLOYMENT

1.       Term. The Company hereby continues to employ Executive as Company’s President and Chief Executive Officer, and Executive hereby accepts such continued employment with the Company, for a period of three (3) years, commencing as of the Effective Date set forth above and continuing through the third anniversary of the Effective Date (the “Term”), subject however to prior termination as hereinafter provided. Where used herein, “Term” shall refer to the period of the employment of Executive by the Company from the Effective Date through the end of the three (3) year period provided above, or such shorter period as Executive may be employed by the Company if Executive’s employment is terminated earlier as hereinafter provided.

B.       DUTIES OF EXECUTIVE

1.       Duties. Executive’s duties under this Agreement shall include all ordinary and reasonable duties customarily performed by the President and Chief Executive Officer of a commercial banking institution in California, subject to the powers by law vested in the Boards of Directors of the Bank and CVB. As such, Executive shall oversee all operational aspects of the business and activities of the Company. Executive shall render his services to the Company and shall exercise such corporate responsibilities as Executive may be directed by the Boards of Directors. Executive shall report solely to the Boards of Directors of the Bank and CVB, and shall perform his duties faithfully, diligently and to the best of his ability, consistent with the highest and best standards of the banking industry and in compliance with applicable laws.

2.      Conflicts of Interest. Executive expressly agrees as a condition to the performance by the Company of its obligations herein that, during the Term, he will not, directly or indirectly, render any services of an advisory nature or otherwise become employed by, or participate or engage in, any business competitive with any businesses of the Company, without the prior written consent of the Company; provided, however, that nothing herein shall prohibit Executive from owning stock or other securities of a competitor which are relatively insubstantial to the total outstanding stock of such competitor, and so long as he in fact does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer of, and is not otherwise associated with, any competitor except as consented to by the Company. Nothing contained herein shall preclude substantially passive investments by Executive during the Term that may require nominal amounts of his time, energies and interest.

3.      Performance. During the Term, Executive shall devote substantially his full energies, interests, abilities and productive time to the business of the Company. Executive shall at all times loyally and conscientiously perform all of these duties and obligations hereunder and shall at all times strictly adhere to and obey, and instruct and require all those working under and with him strictly to adhere and obey, all applicable federal and state laws, statutes, rules and regulations to the end that the Company shall at all times be in full compliance with such laws, statutes, rules and regulations.

4.      Subpoenas; Cooperation in Defense of the Company. If Executive, during the Term or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if Executive is otherwise required by law or regulations to disclose Confidential Information (as described in Section G below), Executive will promptly, before making any such production or disclosure, notify the Company’s counsel and provide such information as the Company may reasonably request to take such action as the Company deems necessary to protect its interests. Executive agrees to cooperate reasonably with the Company, whether during the Term or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Company is or may become a party, whether now pending or hereafter brought, in which Executive has direct or indirect knowledge of relevant facts or issues. If Executive is no longer employed by the Company, the Company shall reasonably compensate Executive for his time at an hourly rate of pay corresponding on a per hour basis to Executive’s highest annual base salary earned during the Term, and shall reimburse Executive for any reasonable expenses incurred, in connection with Executive’s cooperation in accordance with this paragraph.

C.      COMPENSATION

1.      Salary. In consideration of the performance by Executive of all of his obligations under this Agreement, the Bank agrees to pay Executive during the Term a base salary of nine hundred thousand dollars ($900,000.00) per year, less required taxes and withholdings, commencing as of the Effective Date, and for each full year of the Term. The base salary shall be payable in accordance with the Bank’s regular payroll practices. The

Compensation Committee of CVB’s Board of Directors will provide an annual merit increase in base salary, with such increase opportunity in the range of 2% to 4%, based on such Committee’s evaluation of Executive’s and the Bank’s performance, and may elect to adjust upward the base annual salary provided for above and other compensation of Executive from time to time, at its sole discretion.

2.      Bonuses. For each calendar year in the Term, Executive shall be eligible to be considered for a bonus consistent with the Bank’s applicable executive incentive compensation program (currently the CVB Financial Corp. Executive Performance Compensation Plan adopted under the CVB Financial Corp. 2015 Executive Incentive Plan), which provides for bonuses in the range of 0% to 150% of Executive’s base salary (as in effect on March 1 of the calendar year) and a target bonus opportunity of 100% of such base salary, based upon Executive’s performance and accomplishment of business and financial goals during the completed fiscal year and the overall financial performance of the Bank. The Compensation Committee of CVB’s Board of Directors retains the discretion as to whether to grant bonuses each year, and in what amounts.

3.      Stock Option Grant. On the Effective Date, CVB will grant to Executive stock options to purchase one hundred thousand (100,000) shares of CVB common stock. Such stock options shall be incentive stock options for federal income tax purposes to the greatest extent permitted by law. The exercise price per share for these stock options will be the closing selling price for CVB’s common stock (NASDAQ:CVBF) on the grant date. These stock options will have a term of ten years; will become vested and exercisable over three years (thirty-three and one-third percent (33-1/3%) on each of the first three anniversaries of the Effective Date), provided that Executive continues in employment with the Bank and/or CVB through each such anniversary; and will be subject to the terms and conditions of the CVB Financial Corp. 2018 Equity Incentive Plan and the related stock option agreement entered into pursuant thereto.

4.      Time Vesting RSU Grant.

(a)      On the Effective Date, CVB will grant to Executive restricted stock units (“RSUs”) pursuant to the CVB Financial Corp. 2018 Equity Incentive Plan pertaining to one hundred five thousand (105,000) shares of CVB Financial Corp. common stock, which will time vest over three years in accordance with the following schedule:

(i)        RSUs pertaining to 15,000 shares will vest on September 12, 2019;

(ii)       RSUs pertaining to an additional 45,000 shares will vest on September 12, 2020; and

(iii)      RSUs pertaining to an additional 45,000 shares will vest on September 12, 2021.

(b)      In each case, unless otherwise provided for in this Agreement, the RSUs will vest on the specified date only if Executive continues in employment with the Bank and/or CVB through such date.

(c)      The RSUs will be subject to the terms and conditions of the CVB Financial Corp. 2018 Equity Incentive Plan and the related RSU award agreements entered into pursuant thereto. Dividend equivalents will be paid to Executive with respect to shares subject to RSUs at the same time and in the same form (cash or shares) as dividends are paid to CVB shareholders.

5.      Performance Vesting PRSU Grant.

(a)      On the Effective Date, CVB will grant to Executive performance-based restricted stock units (“PRSUs”) pursuant to the CVB Financial Corp. 2018 Equity Incentive Plan pertaining to a target of one hundred five thousand (105,000) shares of CVB Financial Corp. common stock. The PRSUs will vest over three years in the installments described below based upon the financial performance of the Company relative to the financial performance of the Index Banks (as defined below) during the Performance Periods (as defined below).

(b)      Definitions. The following terms used in connection with the PRSUs and the incentive cash award pursuant to Section C.7 below, shall have the following meanings:

(i)       “Index” shall mean the KBW Nasdaq Regional Banking Index (KRX).

(ii)      “Index Banks” shall mean, with respect to each twelve-month period beginning on a July 1 and ending on the next succeeding June 30 during a Performance Period, the Company and those other banks (and only those banks) that are included in the Index on June 30 of such twelve-month period (whether or not included in the Index on July 1 of such twelve-month period).

(iii)      “2019 Performance Period” means the 12-month period ended June 30, 2019. “2020 Performance Period” means the two 12-month periods ended June 30, 2019 and June 30, 2020. “2021 Performance Period” means the three 12-month periods ended June 30, 2019, June 30, 2020 and June 30, 2021. “Performance Period” means any of the 2019 Performance Period, the 2020 Performance Period or the 2021 Performance Period.

(iv)      “ROA” shall mean return on average assets (ROAA) of the Company or an Index Bank, as applicable, for a twelve-month period beginning on a July 1 and ending on the next succeeding June 30. For each such twelve-month period during a Performance Period, ROA shall be ROAA as reported by KBW in connection with the Index using GAAP earnings and average assets as reported by the Company or Index Bank for financial reporting purposes.

(v)       “Relative ROA” shall mean the Company’s ROA for each twelve-month period beginning on a July 1 and ending on the next succeeding June 30 during a Performance Period relative to the ROA of the applicable Index Banks for such twelve-month period, expressed in terms of the Company’s percentile ranking among such Index Banks.

(vi)      “Average Relative ROA” shall mean for a Performance Period the average (arithmetic mean) of the Relative ROA percentiles for each of the twelve-month periods beginning on a July 1 and ending on the next succeeding June 30 during the Performance Period, which average percentile shall be rounded up or down to the nearest whole percentile.

(vii)      “ROE” shall mean return on average tangible common stockholder’s equity (ROATCE) of the Company or an Index Bank, as applicable, for a twelve-month period beginning on a July 1 and ending on the next succeeding June 30. For each such twelve-month period during a Performance Period, ROE shall be ROATCE as reported by KBW in connection with the Index using GAAP earnings and average tangible common stockholder’s equity as reported by the Company or Index Bank for financial reporting purposes.

(viii)      “Relative ROE” shall mean the Company’s ROE for each twelve-month period beginning on a July 1 and ending on the next succeeding June 30 during a Performance Period relative to the ROE of the applicable Index Banks for such twelve-month period, expressed in terms of the Company’s percentile ranking among the Index Banks.

(ix)        “Average Relative ROE” shall mean for a Performance Period the average (arithmetic mean) of the Relative ROE percentiles for each of the twelve-month periods beginning on a July 1 and ending on the next succeeding June 30 during the Performance Period, which average percentile shall be rounded up or down to the nearest whole percentile.

(c)      Relative ROE Target Performance.

(i)      If Average Relative ROE is at 50th percentile performance for the 2019 Performance Period, PRSUs will be earned and vest for the target number of 7,500 shares on September 12, 2019.

(ii)      If Average Relative ROE is at 55th percentile performance for the 2020 Performance Period, PRSUs will be earned and vest for the target number of 22,500 shares on September 12, 2020.

(iii)      If Average Relative ROE is at 60th percentile performance for the 2021 Performance Period, PRSUs will be earned and vest for the target number of 22,500 shares on September 12, 2021.

(d)      Relative ROA Target Performance.

(i)      If Average Relative ROA is at 50th percentile performance for the 2019 Performance Period, PRSUs will be earned and vest for the target number of 7,500 shares on September 12, 2019.

(ii)      If Average Relative ROA is at 55th percentile performance for the 2020 Performance Period, PRSUs will be earned and vest for the target number of 22,500 shares on September 12, 2020.

(iii)      If Average Relative ROA is at 60th percentile performance for the 2021 Performance Period, PRSUs will be earned and vest for the target number of 22,500 shares on September 12, 2021.

(e)      If Average Relative ROE or Average Relative ROA is above or below 50th percentile performance for the 2019 Performance Period, the number of shares for which the PRSUs will be earned and vest with respect to such performance measure and the 2019 Performance Period shall be adjusted up or down from the target number of such shares that would vest at 50th percentile performance according to the following schedule:

Performance Percentile	Percentage of Target Number of Shares Vesting*
Less than 25th percentile	0%
25th through 75th percentile	75% plus an additional 1% for each percentile above 25th percentile
Greater than 75th percentile	125%

*By way of example, if Average Relative ROE were at the 45th percentile for the 2019 Performance Period, the percentage of the target number of shares vesting for that performance criteria for that Performance Period would be 95% (75% + 20%), and the number of such shares vesting would be 7,125 (95% x 7,500).

(f)      If Average Relative ROE or Average Relative ROA is above or below 55th percentile performance for the 2020 Performance Period, the number of shares for which the PRSUs will be earned and vest with respect to such performance measure and the 2020 Performance Period shall be adjusted up or down from the target number of such shares that would vest at 55th percentile performance according to the following schedule:

Performance Percentile	Percentage of Target Number of Shares Vesting*
Less than 30th percentile	0%

30th through 80th percentile	75% plus an additional 1% for each percentile above 30th percentile
Greater than 80th percentile	125%

*By way of example, if Average Relative ROE were at the 65th percentile for the 2020 Performance Period, the percentage of the target number of shares vesting for that performance criteria for that Performance Period would be 110% (75% + 35%), and the number of such shares vesting would be 24,750 (110% x 22,500).

(g)      If Average Relative ROE or Average Relative ROA is above or below 60th percentile performance for the 2021 Performance Period, the number of shares for which the PRSUs will be earned and vest with respect to such performance measure and the 2021 Performance Period shall be adjusted up or down from the target number of such shares that would vest at 60th percentile performance according to the following schedule:

Performance Percentile	Percentage of Target Number of Shares Vesting*
Less than 35th percentile	0%
35th through 85th percentile	75% plus an additional 1% for each percentile above 35th percentile
Greater than 85th percentile	125%

*By way of example, if Average Relative ROE were at the 65th percentile for the 2021 Performance Period, the percentage of the target number of shares vesting for that performance criteria for that Performance Period would be 105% (75% + 30%), and the number of such shares vesting would be 23,625 (105% x 22,500).

(h)      In each case, unless otherwise provided for in this Agreement, PRSUs will vest on the specified date only if Executive continues in employment with the Bank and/or CVB through such date. In no event will PRSUs be earned or vest with respect to more than 125% of the target number of shares for any performance measure for any Performance Period.

(i)      The PRSUs will be subject to the terms and conditions of the CVB Financial Corp. 2018 Equity Incentive Plan and the related PRSU award agreements entered into pursuant thereto. Dividend equivalents will accrue with respect to shares subject to PRSUs, but will be paid to Executive upon vesting of the PRSUs, only with respect to the numbers of such PRSU shares that vest at such time, in the same form (cash or shares) and same per share amounts (without interest or earnings) as dividends were paid to CVB shareholders while the PRSUs were outstanding prior to vesting.

6.       Equity Grants. The stock option, RSU and PRSU grants provided in Sections C.3, C.4 and C.5 are intended by the Compensation Committee of CVB’s Board of Directors to be the stock option, RSU, PRSU and/or restricted stock grants to be made to

Executive for the entire Term, provided, however, that, CVB may make additional stock option, RSU, PRSU and/or restricted stock grants to Executive at such times (including, without limitation, at the time that a future extension or renewal of this Agreement is entered into between the Company and Executive), in such amounts and on such terms as may be determined by the Compensation Committee of CVB’s Board of Directors or the Committee administering the CVB Financial Corp. 2018 Equity Incentive Plan or other equity plan, in its sole and absolute discretion, which includes the discretion not to make any such grants to Executive in the future.

7.      Incentive Cash Award. Executive is eligible for an incentive cash award with a target payment of one million dollars ($1,000,000.00) (the “Incentive Cash Award”). Executive will be entitled to payment of such Incentive Cash Award on September 12, 2019, in an amount based upon Relative ROA (as defined in Section C.5 above, rounded up or down to the nearest whole percentile) for the 2019 Performance Period, provided that Executive continues in employment with the Bank and/or CVB through September 12, 2019. Concurrently with entering into this Agreement, Executive shall have the right to elect to defer payment of all or any portion of the Incentive Cash Award pursuant to Section 3.3(c) of the CVB Financial Corp. Deferred Compensation Plan For Christopher D. Myers, as amended and restated effective January 1, 2007, and as amended effective January 1, 2014 (the “DC Plan”), in accordance with the terms and conditions of the DC Plan and applicable law and regulations. If Relative ROA for such Performance Period ranks at the 50th percentile, the payout amount will be the $1,000,000 target. If Relative ROA is above or below the 50th percentile, the payout amount (if any) will be calculated according to the following schedule:

Performance Percentile	Payout Amount*
Less than 25th percentile	$0
25th through 75th percentile	$900,000 plus an additional $4,000 for each percentile above 25th percentile
Greater than 75th percentile	$1,100,000
*By way of example, if Relative ROA were at the 55th percentile for the 2019 Performance Period, the incentive cash award amount would be $1,020,000 ($900,000 + 30 x $4,000).

In no event will the incentive cash award payout amount exceed $1,100,000.

8.      Deferred Compensation Program. The Company will continue to provide Executive that certain deferred compensation program set forth in the DC Plan, which plan may not be further amended or terminated except as expressly set forth in Article 10 of such plan. Executive may elect to defer payment of the Incentive Cash Award that may be payable under Section C.7 to the extent permitted under and in accordance with the terms and conditions of the DC Plan and applicable law and regulations.

D.      EXECUTIVE BENEFITS

1.      Group Medical, Life Insurance and 401(k) Benefits. During the Term, the Bank shall provide for Executive’s participation in medical, accident, health benefits, disability insurance, the 401(k) plan/profit sharing plan and other employee benefits as provided to other officers and employees of the Bank, the amount extent and scope of which shall be determined in accordance with the plans and policies adopted by the Bank as in effect from time to time, and subject to applicable legal limitations.

2.      Automobile. During the Term, the Bank shall provide Executive for his business use an automobile which is approved by the Compensation Committee of CVB’s Board of Directors and which is consistent with the Bank’s automobile policies. The Bank shall also reimburse Executive for all reasonable automobile-related expenses, such as gas and maintenance, incurred by Executive while using the automobile in furtherance of the Bank’s business. Executive shall be responsible for maintaining all requisite documentation and records concerning the use of such automobile which may be necessary to ensure compliance with applicable federal and state income tax laws and regulations including, but not limited to, issues involving the determination and reporting of the taxable income of Executive and establishing the availability to the Bank of appropriate tax deductions. Executive agrees promptly to return the automobile to the Bank at the time of any termination of this Agreement pursuant to Section F. below, or at the time of the expiration of the Term.

3.      Club Membership. During the Term, the Bank agrees to reimburse Executive for the reasonable cost (including the cost of membership initiation fee and periodic dues) of the two (2) country club memberships currently held in Executive’s name, upon submission of appropriate documentation by Executive. The Bank agrees to reimburse Executive for periodic dues and reasonable business-related expenses pertaining to a country club membership in Executive’s name at The Los Angeles Country Club, in substitution for either of the two existing memberships, if Executive should become a member of The Los Angeles Country Club (at Executive’s own cost of membership initiation fee), upon submission of appropriate documentation by Executive.

E.      REIMBURSEMENT FOR BUSINESS EXPENSES AND MATCHING CHARITABLE CONTRIBUTIONS

Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which type of expenditures shall be determined by the Bank’s Board of Directors, provided that:

(a)      Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Bank as a business expense and not as compensation to Executive; and

(b)      Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Bank and not as compensation to Executive.

Provided that the Bank’s Board of Directors has granted specific approval in advance, any reasonable and customary expenses of Executive for his activities in industry association groups, or other business, industry, civic, or charitable organizations, that are not reimbursed by those organizations, will be reimbursed by the Bank to Executive upon presentation of proper documentation.

Notwithstanding any other provision of this Agreement, any reimbursements provided in this Section E or in Section D above must be paid no later than the last day of the calendar year following the calendar year in which such expenses were incurred, and must be submitted to the Company no later than 30 days prior to such last day; in no event will any such reimbursements made in any one calendar year affect the reimbursements to be made in any other calendar year; and Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.

For so long as Executive serves on the advisory board of the Laurence D. and Lori W. Fink Center for Finance and Investments (the “Fink Center”) at UCLA Anderson School of Management, the Bank will match Executive’s personal charitable contributions to the Fink Center up to $10,000 for each calendar year during the Term.

F.      TERMINATION

Notwithstanding any and all other provisions of this Agreement to the contrary, Executive’s employment hereunder may be terminated by the Bank and CVB, with or without Cause, in the sole and absolute discretion of the Boards of Directors of the Bank and CVB at any time. Upon any such termination, the Bank shall pay to Executive (or to Executive’s estate in the event of his death) the current base salary earned but unpaid through the date of termination, along with any earned but unused vacation pay due at the time of termination (collectively, the “Accrued Obligations”), which payment shall be made within thirty (30) days after the date of termination or at such earlier time, as may be required by applicable law. The termination of Executive’s employment shall not affect any rights or benefits that Executive may have pursuant to any insurance, retirement, stock option, restricted stock, equity incentive, deferred compensation or other benefit plans or arrangements of the Bank and CVB, to the extent that such rights or benefits have vested prior to or as a result of such termination (the “Vested Benefits”). Any Vested Benefits shall be paid or provided solely in accordance with the terms and conditions of such other plans and arrangements. The payments provided in Sections F.1, F.2 and F.4 below, under the circumstances set forth therein, shall be in full and complete satisfaction of any and all rights and benefits that Executive might receive from his employment with the Bank and CVB, other than such other rights and benefits, if any, as are expressly set forth or referenced herein. The Bank and CVB shall have no other obligations to Executive (or to Executive’s heirs or legal representatives) upon any termination of employment, except as expressly provided below, or as otherwise required by applicable law.

1.      Without Cause. If such termination occurs and is not for reasons described in Sections F.2, F.3 or F.4 below, and Executive complies with Sections G.1 and G.4 below, then, in addition to the Accrued Obligations and the Vested Benefits, the Bank shall pay to Executive an amount equal to two times his then current annual base salary immediately preceding such termination, plus, aggregately, two times Executive’s average of any annual bonus granted under Section C.2 for the last two calendar years ended immediately preceding the calendar year in which such termination occurs (whether or not payment is deferred), in full and complete satisfaction of any and all rights which Executive may enjoy hereunder. The amount described in this Section F.1 shall be paid in equal installments on the Bank’s normal payroll dates during the twelve (12) month period immediately following such termination. Additionally, and notwithstanding any other provision of this Agreement, or any other agreement between the parties, if Executive’s termination pursuant to this Section F.1 occurs, any Incentive Cash Award, stock options, restricted stock, and/or time and performance based restricted stock units that would have vested pursuant to the terms of this Agreement (including by using Company performance results as they exist at the time of such termination) within twelve (12) months following the date of such termination pursuant to this Section F.1 will immediately vest upon Executive’s termination pursuant to this Section F.1, and payment of any Incentive Cash Award that vests will be made on the sixtieth (60th) day following the date of termination of employment. Such salary continuation payments, accelerated vesting of awards and payment of any Incentive Cash Award described in this Section F.1 are contingent upon Executive’s execution of the Release described in Section F.5 within the time period described therein. Any payment or payments required to be made prior to the sixtieth (60th) day following the date of termination of employment shall be held back and aggregately paid on the sixtieth (60th) day following the date of termination of employment. For purposes of this Agreement, a decision by the Company to not renew this Agreement or otherwise not renew Executive’s employment shall not be considered a termination without Cause for any purpose under this Agreement.

2.      Upon Disability or Death.

(a)      Disability. Executive’s employment hereunder may be terminated by the Bank and CVB upon Executive’s inability to perform his duties hereunder as the President and Chief Executive Officer of the Bank and CVB as a result of prolonged absence from work for health reasons or physical or mental disability, illness or incapacity, for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, as reasonably determined by the Boards of Directors. In the event that Executive’s employment is terminated under this Section F.2(a), and Executive complies with Sections G.1 and G.4. below, then, in addition to the Accrued Obligations and Vested Benefits, the Bank shall pay to Executive his then current annual base salary, as set forth in Section C.1 above, for twelve (12) months in equal installments on the Bank’s normal payroll dates, adjusted as hereinafter set forth. Each payment shall be reduced by the amount of any disability payments to be made under the Bank’s insurance plans, including workers compensation, during the payroll period for which such payment is made. Additionally, and notwithstanding any other provision of this Agreement, or any other agreement between the parties, if Executive’s termination pursuant to this Section F.2(a) occurs, any Incentive Cash Award, stock options, restricted stock, and/or time and performance based restricted stock units that would have vested pursuant to the terms of this Agreement (including by using Company performance results as they exist at the time of such termination) within twelve (12) months following the date of such termination pursuant to this Section F.2(a) will immediately vest upon Executive’s termination pursuant to this Section F.2(a), and payment of any Incentive Cash Award that vests will be made on the sixtieth (60th) day following the date of termination of employment. Such salary continuation payments, accelerated vesting of awards and payment of any Incentive Cash Award are contingent upon execution of the Release described in Section F.5 by Executive (or by Executive’s guardian or other personal representative if Executive is physically or mentally incapable of reviewing, fully understanding, and executing the Release) within the time period described therein. Any payment or payments required to be made prior to the sixtieth (60th) day following the date of termination of employment shall be held back and aggregately paid on the sixtieth (60th) day following the date of termination of employment.

(b)      Executive’s Death. Executive’s employment hereunder shall terminate upon Executive’s death. If Executive’s employment terminates under this Section F.2(b), the Bank shall pay to Executive’s estate the Accrued Obligations and shall provide the Vested Benefits. Additionally, and notwithstanding any other provision of this Agreement, or any other agreement between the parties, if Executive’s termination pursuant to this Section F.2(b) occurs, any Incentive Cash Award, stock options, restricted stock, and/or time and performance based restricted stock units that would have vested pursuant to the terms of this Agreement (including by using Company performance results as they exist at the time of such termination) within twelve (12) months following the date of such termination pursuant to this Section F.2(b) will immediately vest upon Executive’s termination pursuant to this Section F.2(b), and payment of any Incentive Cash Award that vests will be made on the sixtieth (60th) day following the date of termination of employment. Such accelerated vesting of awards and payment of any Incentive Cash Award are contingent upon execution of the Release described in Section F.5 by the executor or administrator of Executive’s estate within the time period described therein. Executive (and his estate, successors and beneficiaries) shall not have the right to receive any other compensation or benefits for any period after the termination pursuant to this Section F.2(b).

3.      For Cause. The Company may terminate immediately Executive’s employment hereunder for “Cause”, if the Board of Directors of either the Bank or CVB reasonably determines that Executive has:

(i)      willfully committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Company;

(ii)      grossly neglected or willfully failed in any way to perform substantially the duties of such employment after a written demand for performance is given to Executive by the Board of Directors of the Bank or CVB which demand specifically identifies the manner in which such Board of Directors believes Executive has failed to perform his duties; or

(iii)      willfully acted or failed to act in any other way that violates Executive’s duties under this Agreement and that materially and adversely affects the Company.

In the event of a termination of Executive’s employment by the Company under this Section F.3, the Board of Directors shall deliver to Executive, at the time Executive is notified of the termination of his employment, a written statement setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for the termination of Executive’s employment under this Section F.3.

“Cause,” as defined in this Section F.3, shall not include or be predicated upon any act or omission by Executive which is taken or made: (a) at the direction of the Board of Directors; (b) in accordance with the advice of the Company’s corporate or outside legal counsel; (c) in good faith under the Executive’s reasonable belief that such action or omission was in the best interests of the Company; or (d) to comply with a lawful order, subpoena, or directive from a federal, state or local government or regulatory agency or court.

If Executive’s employment terminates under this Section F.3, the Bank shall pay Executive the Accrued Obligations and shall provide the Vested Benefits. Executive shall not have the right to receive any other compensation or benefits for any period after the termination pursuant to this Section F.3. Any termination under this Section F.3 shall not prejudice any remedy which the Company may otherwise have at law, in equity, or under this Agreement.

4.      Upon a Change in Control.

(a)      Except for any termination pursuant to Sections F.2 or F.3 hereof, and provided that Executive complies with Sections G.1 and G.4. below, if either (i) Executive’s employment with the Company is terminated by the Bank or CVB without Cause within one (1) year prior to the completion of a Change in Control (as defined below) or (ii) within one (1) year after the completion of a Change in Control, Executive’s employment with the Company is (x) terminated by the Bank or CVB or any successor to the Bank or CVB without Cause, or (y) Executive resigns his employment with the Bank and CVB for Good Reason, as defined below, then, in either case, in addition to the Accrued Obligations and the Vested Benefits, Executive shall be entitled to receive an amount equal to three times Executive’s annual base salary for the last calendar year ended immediately preceding the Change in Control (whether or not payment is deferred). Such amounts shall be paid (without interest or other adjustment) in equal installments on the Bank’s (or its successor’s) normal payroll dates during the twelve (12) month period immediately following such termination. Such payments are contingent upon Executive’s execution of the Release described in Section F.5 within the time period described therein. Further, upon any Change in Control (as defined below), with or without Executive’s termination before or after such Change in Control, all of Executive’s Incentive Cash Award (at the $1,000,000 target amount), stock options and RSUs, as described in Sections C.3, C.4 and C.7 herein, shall become due and/or vest fully and immediately, and all of Executive’s PRSUs, as described in Section C.5 herein, for any Performance Period that has not ended prior to the Change in Control shall vest immediately for the target number of shares, and for any Performance Period that has ended, but for which the vesting date has not occurred prior to the Change in Control, shall vest immediately for the number of shares based on the Company’s actual performance during the Performance Period, in each case without any other condition precedent. Any payment or payments required to be made prior to the sixtieth (60th) day following the date of termination of employment shall be held back and aggregately paid on the sixtieth (60th) day following the date of termination of employment. If Executive is entitled to payments under this Section F.4 as a result of a termination of his employment occurring prior to the completion of a Change in Control, such payments shall be made in accordance with Section F.1 prior to the completion of the Change in Control, and a makeup payment of the difference between the payments provided under Section F.1 and the payments required by this Section F.4 for the period prior to the completion of the Change in Control shall be made on the Bank’s (or its successor’s) first normal payroll date following the completion of the Change in Control.

(b)      A “Change in Control” shall be deemed to have occurred on the earliest date on which the conditions set forth in any of the following paragraphs shall have been satisfied:

(i)      any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of CVB or the Bank possessing more than 50% of the total voting power of CVB’s or the Bank’s stock; provided, however, it is expressly acknowledged by Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of CVB or the Bank;

(ii)      a majority of the members of CVB’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of CVB’s Board prior to the date of the appointment or election;

(iii)      a merger or consolidation where the holders of the Bank’s or CVB’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv)      any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets that otherwise would satisfy the requirements of this subsection (iv) will not be treated as a change in the ownership of such assets if the assets are transferred to:

(A)      a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to the stock of the Bank held by such shareholder;

(B)      an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly by CVB or the Bank;

(C)      a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of CVB or the Bank; or

(D)      an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person (or group of persons) that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control”, or a “change in the ownership of a substantial portion of the assets,” of CVB or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which merely changes the jurisdiction of incorporation of CVB or the Bank.

(c)      “Good Reason” shall mean, for purposes of this Agreement:

(i)      Executive’s then current level of annual base salary is reduced without Executive’s written consent;

(ii)      there is an (relative to Executive’s annual base salary) overall reduction in the employee benefits provided to Executive (including, without limitation, the benefits set forth in the DC Plan (including, but not limited to, any elections made by Executive pursuant to the DC Plan and the DC Plan’s minimum interest rate guarantee), life insurance and health insurance, and incentive bonus opportunity) from the plans and benefits in effect immediately prior to the Change in Control;

(iii)    Executive suffers a diminution in his title, authority, duties or responsibilities, or is required to report in any capacity to an officer or employee of the Bank or its successor and not directly and solely to the Board of Directors of the Bank or its successor;

(iv)    Any of Executive’s salary payments, bonus payments, stock option grants and/or restricted stock unit grants, including any and all time and performance based restricted stock units, are not made or provided timely and in accordance either with this Agreement or applicable law;

(v)      the relocation of the location to which Executive is required to report to a location more than fifty (50) miles from the Executive’s work location at the time of the Effective Date;

(vi) the Company or any successor to the Company either fails to assume or communicates that it intends to refuse to assume any part of this Agreement, including all of the Company’s or its successor’s obligations as set forth herein, except as otherwise required by law or regulation;

(vii)  the Company or any successor to the Company either changes or refuses to assume, or communicates that it intends to change or refuse to assume or to comply with, any part of the DC Plan (including, but not limited to, any elections made by Executive pursuant to the DC Plan; or

(viii)       any material breach of this Agreement by Company or its successor.

5.      Release. As a condition to Executive receiving any payments pursuant to Sections F.1, F.2(a), and F.4 hereof, and to there being any accelerated vesting of any Incentive Cash Award, stock options, restricted stock, and/or time and performance based restricted stock units pursuant to Sections F.1, F.2(a) and F.2(b), Executive (or in the case of Executive’s death, the executor or administrator of Executive’s estate, or if Executive is physically or mentally incapable of reviewing, fully understanding, and executing the Release, Executive’s guardian or other personal representative) must execute and deliver a general release to the Company not later than forty-five (45) days following the date of termination of employment, substantially in the form attached hereto as Exhibit A, releasing the Bank, CVB, their respective employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments pursuant to Sections F.1, F.2 and F.4, payment of Accrued Obligations and provision of Vested Benefits and valid claims for indemnification under Section G.5 of this Agreement) from the beginning of time to the date of termination.

6.      Payment on Death. Executive may designate in writing (only on a form provided by the Bank and delivered by the Executive to the Bank before Executive’s death)

primary and contingent beneficiaries to receive the balance of any payment under any of Sections F.1, F.2(a) or F.4 that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment shall be paid to such beneficiaries in a single lump sum payment (not discounted to present value) made within ninety (90) days following Executive’s death. Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation delivered by Executive to the Bank prior to the Executive’s death will control. If Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives Executive, then Executive’s payment balance shall be paid to the Executive’s estate in an lump sum payment (not discounted to present value) within ninety (90) days following Executive’s death. The Company shall determine the timing of any payment within the ninety (90)-day period specified herein.

7.      Regulatory Provisions.

(a)      Compliance with Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive be in excess of that considered by the Federal Reserve Board, the FDIC or the California Department of Business Oversight—Division of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance.      Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with all applicable banking regulations, including, but not limited to, 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. Executive agrees that should any payments that are made or benefits that are provided pursuant to this Agreement be considered unsafe or unsound or otherwise prohibited by applicable law, regulation or regulatory order, Executive agrees that he shall return or otherwise reimburse the Company for the amount of such prohibited payments or benefits to the extent required by such law, regulation or regulatory order. Without limiting the foregoing, Executive agrees to promptly comply with any applicable rule or regulation which requires the return or reimbursement to the Company of any payments, benefits or other compensation, including, but not limited to, return or reimbursement in connection with any incentive compensation previously paid prior to the issuance of a financial restatement as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act of 2002 and all regulations promulgated by any self-regulatory organization on which CVB’s common stock may then be listed. Without limiting the foregoing, Executive agrees that after the Effective Date, in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under federal securities laws, Executive shall return or reimburse the Company (whether or not Executive is then serving as a current executive officer of the Company) for any incentive-based compensation (including stock options, restricted stock and restricted stock units awarded as compensation) during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to Executive under the accounting restatement.

(b)      Suspension and Removal Orders. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (to the fullest extent permitted by law): (i) pay Executive the compensation withheld while its obligations under this Agreement were suspended, as though Executive was never suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c)      Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

8.      Certain Limitations. Notwithstanding any other provision of this Agreement, if the total amounts payable pursuant to this Agreement, together with all other payments to which Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, such payments either (a) shall be delivered in full or (b) shall be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by Executive, on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Internal Revenue Code. Any such reduction shall be made first to the payment specified in Section F.4(a) hereof (if applicable), applied equally among each of the installments thereof. Unless CVB and Executive otherwise agree in writing, any determination required under this Section F.8 will be made in writing by a nationally recognized accounting firm selected by CVB with Executive’s consent, which consent shall not be unreasonably withheld or delayed (the “Accountants”). For purposes of making the calculations required by this Section F.8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code. CVB and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section F.8. CVB shall bear all fees and costs of the Accountants in connection with any calculations contemplated by this Section F.8. In the event there is a dispute among the parties regarding the extent to which payments must be reduced pursuant to this Section, such dispute shall be settled in accordance with Section G.13 herein; no such disputed payment shall be made until the dispute is settled. Any payments, however, that are not in dispute, shall be paid promptly, as otherwise required.

9.      No Duty to Mitigate; No Offset. Executive shall not be required to mitigate the amount of any payments to Executive provided for under Sections F.1, F.2 and F.4 of this Agreement by seeking alternative employment during the periods for which such payments are paid. In addition, the Company shall not have any right to offset amounts earned by Executive following termination against any payments to be paid to Executive pursuant to Sections F.1, F.2 and F.4 of this Agreement in the event that Executive obtains other employment or realizes or is due any other financial gain or profit during the periods that such payments are being paid.

10.      Withholding Taxes. The Company will withhold federal, state, local or foreign income taxes, FICA taxes, and any other applicable taxes from any and all payments made hereunder as required by applicable law.

11.      Section 409A Compliance. The Company and Executive intend that any payments and benefits that may be provided under this Section F are to be exempt from or to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and U.S. Treasury guidance issued thereunder (“Section 409A”) so as not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A. In this regard, the following provisions shall apply to this Agreement.

(a)      For purposes of determining the date on which any payment is to be made or benefit provided under this Agreement, references to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A. Any payments under Sections F.1, F.2 or F.4 shall be made or shall commence only after Executive has a “separation from service” with the Company as defined under Section 409A.

(b)      Each payment provided under this Section F shall be treated as a separate “payment” (separate from any other payment from the Company to Executive, whether or not under this Agreement) for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payment except to the extent specifically permitted or required by Section 409A.

(c)      It is intended that each payment that may become due under Section F.2 will qualify and be treated as “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5) to the maximum extent permissible under Section 409A.

(d)      Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A, if, as of the date of Executive’s separation from service with the Company, Executive is a “specified employee” (for purposes of Section 409A(a)(2)(B)), then each payment under this Section F that is considered to be a payment of non-qualified deferred compensation in connection with a separation from service with the Company that otherwise would have been payable at any time during the six-month period immediately following such separation from service shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period (or, if earlier, upon Executive’s death). This six-month delay shall not apply to any payment that is a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or “disability pay” or “death benefits” within the meaning of Treasury Regulation Section 1.409A-1(a)(5). Additionally, such six-month delay shall not apply to any payment if and to the maximum extent that such payment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any payment that qualifies for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which Executive’s separation from service occurs.

(e)      In addition to any specific references to Section 409A in this Agreement, all terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to exclude any compensation and benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A or to comply with the provisions of Section 409A.

G.      GENERAL PROVISIONS

1.      Company Confidential Information and Trade Secrets.

(a)      During his employment with the Company Executive has had access to and has become acquainted with, and during the Term Executive will continue to have access to and to become acquainted with, what Executive and the Company acknowledge are trade secrets and other confidential and proprietary information of the Company, including but not limited to, knowledge or data concerning the Company, its operations and business, the identity of customers of the Company, including knowledge of their financial conditions their financial needs, as well as their methods of doing business, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas for analyzing asset portfolios, marketing plans and tactics, salary and wage information, and other business information (hereinafter “Confidential Information”). Executive acknowledges that all Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Executive. Executive shall not disclose any of the aforesaid Confidential Information, directly or indirectly, under any circumstances or by any means, to third persons without the prior written consent of the Company, or use it in any way, except as required in the course of Executive’s employment with the Company.

(b)      Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or U.S. Department of Labor), or from cooperating in an investigation conducted by such a government agency. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document contain the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

2.      Company’s Ownership in Executive’s Work. Executive agrees that all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Executive’s employment with the Company, either alone or jointly with others, if on the Company’s time, using the Company’s facilities, relating to the Company or to the banking industry shall be owned exclusively by the Company, and Executive hereby assigns to the Company all of the Executive’s right, title, and interest in all such intellectual property. Executive agrees that the Company shall be the sole owner of all domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patent applications, or other documents that the Company may reasonably request. This provision is intended to be applied consistent with applicable law.

3.      Statutory Limitation on Assignment. Executive understands that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides as follows:

“(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies facilities, or trade secret information, except for those inventions that either:

(1)      Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)      Result from any work performed by the employee for the employer.

(b)      To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

By signing this Agreement, Executive acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

4.      Covenant Not to Solicit Customers or Fellow Employees. If the Company or the Executive terminates this Agreement for any reason, including nonrenewal at the end of the Term, Executive agrees that, for the one (1) year period following termination of Executive’s employment with the Company, Executive shall not use the Company’s confidential information or trade secrets to solicit the banking business of any customer with whom the Bank, CVB or a subsidiary bank is doing or has done business during the one (1) year period preceding such termination, use such confidential information or trade secrets to encourage any such customers to stop using the facilities or services of the Company, or use such confidential information or trade secrets to encourage any such customers to use the facilities or services of any competitor of the Company. Executive further agrees, during the term of Executive’s employment with the Company and for a one (1) year period following the termination of Executive’s employment with the Company for any reason, including nonrenewal at the end of the Term, not to solicit the services of any officer, employee or independent contractor of the Bank or CVB.

The covenants contained in this Section G.4 shall be considered as a series of separate covenants, one for each political subdivision of California, and one for each entity or individual with respect to whom solicitation is prohibited. Except as provided in the previous sentence, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section G.4. If in any arbitration or judicial proceeding an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that a provision of this Section G.4 or any such separate covenant or portion thereof, is determined to exceed the time, geographic or scope limitations permitted by applicable law, then such provision shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law. Executive hereby consents, to the extent Executive may lawfully do so, to the arbitral or judicial modification of this Agreement as described in this Section G.4.

5.      Indemnification. To the fullest extent permitted by law, applicable statutes, and the Articles, Bylaws and resolutions of the Bank and CVB in effect from time to time, as applicable, the Bank and CVB shall indemnify, hold harmless and defend Executive from and against liability, claims or loss arising out of Executive’s service, actions or omissions concerning or relative to the performance of Executive’s duties, including, but not limited to judgments, penalties, taxes, fines, settlements and advancement of expenses incurred in the defense of actions, proceedings and appeals therefrom, except as otherwise required by law or regulation. The Bank’s and CVB’s respective obligations under this Section G.5 shall survive the expiration or termination of this Agreement. Without limiting the foregoing provisions, Executive agrees and acknowledges that the Company’s obligation to provide indemnification herein is expressly subject to the FDIC’s limitations on providing indemnification, including, but not limited to, such limitations in connection with any civil monetary penalties.

6.      Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment hereunder, Executive or Executive’s representative shall make every good-faith effort to deliver possession of all of said property to the Company in good condition, as promptly as possible.

7.      Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below, or by facsimile, to the number specified below. Either party may change its address by written notice in accordance with this Paragraph.

If to the Bank and CVB:

Citizens Business Bank and CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: Chairman of the Board

Telephone: (909) 980-4030

Facsimile: (909) 481-2130

With a copy to:

Citizens Business Bank and CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: General Counsel

Telephone: (909) 980-4030

Facsimile:   (909) 481-2103

If to the Executive:

Christopher D. Myers

886 Deep Springs Drive

Claremont, California 91711

Telephone: (909) 626-7404

8.      California Law. This Agreement is to be governed by and construed under the laws of the State of California, without regard to the choice of law provisions of California, except to the extent federal law mandatorily applies, in which case this Agreement shall be governed by and construed under federal law.

9.      Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10.    Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

11.    Entire Agreement. Except as provided below, this Agreement contains the entire agreement of the parties concerning Executive’s employment with Company and Executive’s severance compensation upon termination of such employment. This Agreement supersedes any and all other agreements, understandings, negotiations and discussions, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and the termination of such employment, including, but not limited to, that certain Employment Agreement between Executive and Company dated February 4, 2014, provided, however that this Agreement does not supersede any stock option agreement, restricted stock agreement, deferred compensation plan or agreement, retirement plan or program, or COBRA rights under any health care plan or program under which Executive (or his beneficiaries) may be eligible to receive benefits. Each party to this Agreement acknowledges that he or it has been represented by legal counsel in entering into this Agreement, that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by an authorized representative of the Company and Executive.

12.    Receipt of Agreement. Each of the parties hereto acknowledges that it or he has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

13.    Arbitration. Executive and the Company agree that, to the fullest extent permitted by law, Executive and the Company will submit all disputes arising under this Agreement or arising out of or related to Executive’s employment with or separation from the Bank and/or CVB , to final and binding arbitration in Ontario, California before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service. Included within this provision are any claims based on violation of local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, or similar statutes. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or similar rules of the selected service (“Rules of Selected Service”). Such rules can be obtained from the Bank’s Human Resources Department or from the applicable Selected Service’s website. The arbitration will be conducted in accordance with the Rules of Selected Service Notwithstanding anything to the contrary in the Rules of Selected Service, however, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination, harassment or retaliation in employment or the Company’s failure to pay wages (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against the Company, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under applicable law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner, which in the case of a Statutory Claim shall be permitted only to the extent that such fee or cost award is permitted by the underlying statute upon which the Statutory Claim is based. In any arbitration brought under this Section, and only to the extent permissible under applicable law, including the law upon which the claim is based, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs, including whether such award is permitted, and against which party, as would be awarded if such claim had been asserted in state or federal court. This mutual arbitration agreement does not prohibit or limit either the Executive’s or the Company’s right to seek equitable relief from a court, including, but not limited to, injunctive relief, a temporary restraining order, or other interim or conservatory relief, pending the resolution of a dispute by arbitration. Accordingly, either party may seek provisional remedies pursuant to California Code of Civil Procedure § 1281.8(b). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity. The arbitrator shall have no authority to add to or to modify the terms described in this Paragraph, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy.

Notwithstanding any other provision of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include, without, limitation, claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse either Executive or the Company from bringing an administrative claim before any agency in order to fulfill Executive’s or the Company’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to predispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Section G.13 as well.

14.    Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to Executive’s rights and benefits under this Agreement as and to the extent expressly set forth in this Agreement.

15.    Applicability of Agreement. This Agreement does not create, and shall not be construed as creating, any rights enforceable by a person not a party to this Agreement (except as specifically provided in this Agreement).

16.    Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ costs and fees.

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IN WITNESS WHEREOF, the Bank and CVB have caused this Agreement to be executed by a duly authorized officer or representative and Executive has executed this Agreement to be effective as of the Effective Date.

Dated: September 12, 2018	CITIZENS BUSINESS BANK

By:
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

Dated: September 12, 2018	CVB FINANCIAL CORP.

By:
Name: Raymond V. O’Brien III
Title: Chairman of Board of Directors

EXECUTIVE

Dated: September 12, 2018
CHRISTOPHER D. MYERS

EXHIBIT A

FORM OF WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Agreement”) is entered into by and between Christopher D. Myers (hereinafter “Executive”), on the one hand, and CVB Financial Corp. and Citizens Business Bank (hereinafter collectively, the “Company”), on the other hand, as required by Paragraph F.5. of the Employment Agreement entered into between Executive and the Company on September 12, 2018 (the “Employment Agreement”).

1.      Termination of Employment. Effective ____________ (the “Termination Date”), the Executive’s employment with the Company shall end and Executive will no longer be employed by the Company in any capacity.

2.      Severance Pay. Provided that Executive has satisfied, in all material respects, all of the requirements contained in his Employment Agreement regarding his receipt of severance pay, including Section G of the Employment Agreement and its sub-paragraphs, (which are incorporated herein as though set forth in full), the Company agrees that, eight days after receipt by the Company of a signed original of this Agreement and provided that Executive does not revoke this Agreement as set forth in Paragraph 6, below, the Company shall pay to Executive severance pay in the amount of $______________ [insert amount determined pursuant to paragraph F.1, F.2(a) or F.4 of the Employment Agreement, whichever is applicable] [add if termination pursuant to paragraph F.1 of the Employment Agreement: (which amount is subject to increase to $__________ [insert amount determined pursuant to paragraph F.4 of the Employment Agreement] in the event of a Change in Control (as defined in the Employment Agreement) occurring within one (1) year following the Termination Date)], less all applicable state and federal withholdings (“Severance Pay”). Such Severance Pay shall be paid at the times and in the fashion described in [the applicable paragraph(s)] of the Employment Agreement. Executive understands and agrees that the Severance Pay provided to Executive under the terms of this Agreement is in addition to anything of value to which Executive is otherwise entitled and that Executive would not receive the Severance Pay except for Executive’s agreement to sign this Agreement and to fulfill the promises set forth herein.

3.      Warranty. Executive acknowledges that, other than the Severance Pay set forth in Paragraph 2, above, he has received all wages, compensation and other benefits due him as a result of his employment with and separation from the Company.

4.      Release of Known and Unknown Claims. In exchange for the agreements contained in this Agreement and the additional vesting of equity awards as specified in [the applicable paragraph(s)] of the Employment Agreement, Executive agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Executive’s employment with, or separation from the Company on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Family Rights Act, the Family and Medical Leave Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This release of claims does not include any claim which cannot be waived by private agreement. Nothing in this release of claims shall be construed as prohibiting Executive from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing, or from cooperating with such agency in any investigation or proceeding; provided, however, that should Executive pursue such an administrative action against the Releasees, or any of them, Executive agrees and acknowledges that, to the extent permitted by applicable law, he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding. In addition, this Agreement does not apply to any claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), claims for payment of Accrued Obligations and provision of Vested Benefits (as such terms are defined in the Employment Agreement), claims for payment of Severance Pay in accordance with this release and [the applicable paragraph(s)] of the Employment Agreement, claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA) or claims for indemnification as described in Paragraph G.5. of the Employment Agreement, which is incorporated herein as though set forth in full.

5.      Knowing and Voluntary. Executive represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Severance Pay promised to Executive in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.

6.      Knowing and Voluntary Waiver of Age Discrimination Claim. Executive expressly acknowledges:

•            that he has been provided Twenty-One (21) days to consider this Agreement,

•            that he was informed to consult with counsel regarding this Agreement;

•            that he has had the opportunity to consult with counsel;

•            that to the extent Executive has taken fewer than Twenty-One (21) days to consider this Agreement, Executive acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time;

•            that he was informed that the Agreement is revocable by Executive for a period of seven (7) calendar days following his execution of this Agreement;

•            that any revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company (attn: Human Resources, 701 North Haven Avenue, Ontario, CA 91764) prior to the eighth calendar day following the execution of this Agreement;

•            that Executive understands that if he revokes this Agreement, he will not receive the Severance Pay; and

•            that this Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Agreement provided that Executive does not revoke the Agreement.

7.      Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

8.      Confidentiality. Executive agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.

9.      Cooperation in Defense of the Company. The terms of Paragraph B.4. of the Employment Agreement are incorporated herein as if set forth in full.

10.    Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

11.    Modification. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

12.    Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

13.    Entire Agreement/Integration. This Agreement, any confidentiality, proprietary information, or inventions agreements signed by Executive during his employment with the Company (all of which survive the termination of the employment relationship), and all relevant portions of the Employment Agreement which survive the termination of the employment relationship (Sections G.1 through G.15, inclusive), constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

14.    Arbitration. Any and all disputes or claims arising out of or in any way related to this Agreement including, without limitation, fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, shall be submitted to final and binding arbitration before an arbitrator as set forth in Paragraph G.13. of the Employment Agreement, which is incorporated herein as thought set forth in full.

15.    Attorneys’ Fees. In any action to enforce the terms of this Agreement, the prevailing party shall be awarded his or its reasonable attorneys’ costs and fees.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

CHRISTOPHER D. MYERS

Date:

CITIZENS BUSINESS BANK

By:	Date:
Its:

CVB FINANCIAL CORP

By:	Date:
Its: